Exhibit 22 (b)(vii) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K



                                  AMENDMENT #10
                                 TO THE BY-LAWS
                                       OF
                             FEDERATED EQUITY FUNDS

                          Effective September 21, 2004



     Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 11 as Section 12:

     Section 11. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.